Exhibit 99.4

Rule 438 Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to my being named in the Registration Statement on Form S-4 and all amendments (including post-effective amendments) thereto (the “Registration Statement”) filed by Mobility (USA) Corporation (the “Company”) with the Securities and Exchange Commission and any proxy statement or prospectus contained therein and any amendments or supplements thereto, as a person who is to become a director of the Company at the effective time of the merger pursuant to the Agreement and Plan of Merger, dated as of June 10, 2026, among Dana Incorporated, Eaton Corporation plc, Eaton Corporation, the Company and Atlas Mobility Sub, Inc., as it may be amended from time to time, and to the filing of this consent as an exhibit to the Registration Statement.

By:	/s/ Gerald Johnson
Name:	Gerald Johnson
Date:	October 19, 2026